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                          TWIN DISC, INCORPORATED
	                 2004 STOCK INCENTIVE PLAN

	                        ARTICLE I

	                        PURPOSE

     1.1 PURPOSE. The purpose of the Twin Disc, Incorporated 2004 Stock Incentive Plan (the "Plan") is to promote the overall financial objectives of Twin Disc, Incorporated (the "Company") and its majority owned subsidiaries ("Subsidiaries") by providing opportunities for the officers and key employees selected to participate in the Plan (each a "Participant") to acquire Common Stock of the Company ("Common Stock"), and to receive Common Stock bonuses upon attainment of specified financial goals of the Company or its Subsidiaries.
The Plan gives the Compensation Committee of the Company's Board of Directors, or such other committee as the Board of Directors shall designate (the "Committee"), the authority and discretion to award stock options, stock appreciation rights, restricted stock awards, performance stock awards, and/or annual incentive awards (collectively, "Awards") to eligible employees of the Company.

                                ARTICLE II

                         EFFECTIVE DATE AND TERM

     2.1 EFFECTIVE DATE. The Plan shall become effective on the date that it is approved by a majority of the outstanding shares of Common Stock of the Company (the "Effective Date"), provided that such approval occurs within twelve months after the date that the Plan is adopted by the Company's Board of Directors (the "Board").

     2.2 TERM. No Award may be granted more than ten years after the Effective Date.

     2.3 POST-TERM ACTIVITY. Awards granted within the term of the Plan as set forth in Section 2.2, subject to the all other terms and conditions of the Plan and the agreement(s) governing the grant of the Awards, may be exercised, paid out, or modified more than ten years after the adoption of the Plan. Restrictions on Restricted Stock may lapse more than ten (10) years after the Effective Date.

	                     ARTICLE III

	                STOCK SUBJECT TO PLAN

     3.1 MAXIMUM NUMBER. The maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan is 164,000, subject to the adjustments provided in Article X, below. Such shares may be newly-issued shares, authorized but unissued shares or shares reacquired by the Company on the open market or otherwise.

     3.2 Availability of Shares for Award. Shares of Common Stock that are subject to issuance pursuant to an Award may thereafter be subject to a new
Award:

     (a) if the prior Award to which such shares were subject lapses, expires or terminates without the issuance of such shares; or

     (b) shares issued pursuant to an Award are reacquired by the Company pursuant to rights reserved by the Company upon the issuance of such shares; provided, that shares reacquired by the Company may only be subject to new Awards if the Participant received no benefit of ownership from the shares.

     Shares of Common Stock that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or the satisfaction of a tax withholding obligation, may be made subject to issuance pursuant to a later Award.


	                       ARTICLE IV

	                     ADMINISTRATION

     4.1 GENERAL ADMINISTRATION. The Board shall supervise and administer the Plan. The Board shall have discretionary authority to determine all issues with respect to the interpretation of the Plan and Awards granted under the Plan, and with respect to all Plan administration issues.

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     4.2     POWERS OF THE BOARD.  Subject to the terms of the Plan and applicable law (including but not limited the Sarbanes-Oxley Act of 2002, as amended), the Board shall have the authority, in its discretion: (i) to prescribe, amend and rescind rules and regulations relating to the Plan; (ii) to select the eligible employees who shall receive Awards under the Plan;
(iii) to grant Awards under the Plan and to determine the terms and conditions of such Awards, including without limitation the authority to determine the number of shares subject to issuance with respect to any Award, the vesting or exercise schedule of any Award, and the specific performance goals that shall cause an Award to vest or become payable; (iv) to determine the terms and conditions of the respective agreements (which need not be identical) pursuant to which Awards are granted, and (with the consent of the holder thereof) to modify or amend any Award; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of any Award; (vi) to determine the exercise price per share of options granted under the Plan;
(vii) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements; (viii) to decide whether an Award shall be settled in cash (only available for Stock Appreciation Rights Awards described in Section 6.1(b)) or Common Stock; (ix) to determine the remaining number of shares of Common Stock available for issuance under the Plan; (x) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties; (xi) to interpret the Plan and/or any agreement entered into under the Plan; and (xii) to make all other determinations necessary or advisable for the administration of the Plan.


     4.2 COMMITTEE. Any or all powers and discretion vested in the Board under this Plan (except the power to amend or terminate the Plan) may be exercised by the Committee. The Committee shall consist of at least three directors, each of whom shall be a "non-employee director" as that term is defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). A majority of the members of the Committee shall constitute a quorum at any meeting thereof (including telephone conference), and all determinations of the Committee shall be made by a majority of the members present, or by a writing by a majority of the members of the entire Committee without notice or meeting.


	                        ARTICLE V

	                       ELIGIBILITY

     5.1 ELIGIBILITY. An Award may be granted under the Plan to those key employees (including officers) of the Company or its present or future Subsidiaries who, in the opinion of the Board or Committee, are mainly responsible for the success and future growth of the Company and/or any of its Subsidiaries.


               	              ARTICLE VI

                                AWARDS

     6.1 TYPES OF AWARDS. Awards under the Plan may be granted in any one or a combination of the following:

     (a) STOCK OPTIONS. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the agreement between the Company and the Participant governing the award of such Option. The agreement governing the award of an option shall designate whether such option is intended to be an incentive stock option or a non-qualified stock option, and to the extent that any stock option is not designated as an incentive stock option (or even if so designated does not qualify as an incentive stock option), it shall constitute a non-qualified stock option.

               (i)   EXERCISE PRICE.  The exercise price per share of the Common
                  Stock purchasable under an Option shall be determined by the Board or Committee. If such option is intended to qualify as an incentive stock option, the exercise price per share shall not be less than the fair market value per share of Common Stock on the date the option is granted (or not less than 110% of the such fair market value if the option is granted to an individual who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock or the Company, a corporation which is the parent of the
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                  Company or and subsidiary of the Company (each as defined in
                  Section 424 of the Code) (a "10% Shareholder")). For this and all other purposes under the Plan, the fair market value shall be the closing price per share of Common Stock on the New York Stock Exchange ("NYSE") on the date of grant; provided, that if the Common Stock ceases to be listed on the NYSE, the Board or Committee shall designate an alternative method of determining the fair market value of the Common Stock.

               (ii)   OPTION PERIOD.  An Option shall be exercisable at such
                  time and subject to such terms and conditions as shall be determined by the Board or Committee. An option that is intended to qualify as an incentive stock option shall not be exercisable more than ten years after the date it is granted (or five years after the date it is granted, if granted to a 10% Shareholder).

     (b) STOCK APPRECIATION RIGHTS. A Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefore the amount described in Section 6.1
             (b)(i)(3) or 6.1(b)(ii) below, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the agreement between the Company and the Participant governing the award of such Stock Appreciation Right. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option under this Plan ("Tandem SAR's"), or may be granted on a stand-alone basis ("Stand Alone SAR's").

               (i)  TANDEM SAR'S.

                     (1) GRANT. Tandem SAR's may be granted in connection with non-qualified Stock Options at or after the time that such non-qualified Stock Options are granted, but may only be granted in connection with incentive Stock Options at the time of grant of such incentive Stock Options.

                     (2) TERM. A Tandem SAR shall have the same term as the Stock Option to which it relates and shall be exercisable only at such time or times and to the extent the related Stock Option would be exercisable.

                     (3) EXERCISE. Upon the exercise of a Tandem SAR, the Participant shall be entitled to receive an amount in cash equal in value to the excess of the fair market value per share of Common Stock on the date of exercise over the Option Price per share of Common Stock as specified in the agreement governing the Tandem SAR, multiplied by the number of shares in respect to which the Tandem SAR is exercised. The exercise of Tandem SAR's shall require the cancellation of a corresponding number of Stock Options to which the Tandem SAR's relate, and the exercise of Stock Options shall require the cancellation of a corresponding number of Tandem SAR's to which the Stock Options relate.

                     (4) EXPIRATION OR TERMINATION. A Tandem SAR shall expire or terminate at such time as the Stock Option to which it relates expires or terminates, unless otherwise provided in the agreement governing the grant of the Tandem SAR.

               (ii) STAND ALONE SAR'S.  A Stand Alone SAR may be granted at such time and for such term as the Board or Committee shall determine, and shall be exercisable at such time as specified in the agreement governing the grant of the Stand Alone SAR. Upon exercise of a Stand Alone SAR, the Participant shall be entitled to receive, in cash, Common Stock, or a combination of both (as determined by the Board or Committee), an amount equal to the fair market value per share of Common Stock over a value specified in the agreement governing the grant of the Stand Alone SAR, multiplied by the number of shares in respect to which the Stand Alone SAR is exercised.

     (c) RESTRICTED STOCK AWARDS. Restricted Stock consists of shares of Common Stock that are transferred or sold to the Participant, but
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             which carry restrictions such as a prohibition against disposition or an option to repurchase in the event of employment termination, and may be subject to a substantial risk of forfeiture. Until such restrictions lapse, the Participant may not sell, assign, pledge or otherwise transfer, whether voluntarily or involuntarily, the Restricted Stock. A sale of Restricted Stock to a Participant shall be at such price as the Board or Committee determines, which price may be substantially below the fair market value of the Common Stock at the date of grant.

               (i) Lapse of Restrictions. The Board or Committee shall establish the conditions under which the restrictions applicable to shares of Restricted Stock shall lapse. Lapse of the Restrictions may be conditioned upon continued employment of the Participant for a specified period of time, satisfaction of performance goals of the Company or a Subsidiary, or any other factors as the Board or Committee deems appropriate.

               (ii) RIGHTS OF HOLDER RESTRICTED STOCK. Except for the restrictions on transfer and/or the Company's option to repurchase the Restricted Shares, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash or stock dividends. Unless otherwise determined by the Board or Committee and subject to the terms of the Plan, cash or stock dividends on shares of Restricted Stock shall be automatically deferred, and shall be paid to the Participant if and when the restrictions on the shares of Restricted Stock to which such dividends relate lapse. Cash dividends shall be paid with an appropriate rate of interest, as determined by the Board or Committee.

               (iii) CERTIFICATES.  The Company may require that the
                     certificates evidencing shares of Restricted Stock be held by the Company until the restrictions thereon have lapsed. If and when such restrictions lapse, certificates for such shares shall be delivered to the Participant. Such shares may have further restrictions on transfer if they have not been registered under the Exchange Act, but shall no longer be subject to a substantial risk of forfeiture.

     (d) PERFORMANCE STOCK AWARDS. Performance Stock Awards are artificial shares that are contingently granted to a Participant, which entitle the Participant to actual shares of Common Stock, if predetermined objectives are met. Because the payment of a Performance Stock Award is based on a predetermined number of shares of Common Stock, the value of the award may increase or decrease depending on the fair market value of the Common Stock after the date of grant.

               (i) PERFORMANCE GOALS. The Board or Committee shall establish one or more performance goals with respect to each grant of a Performance Stock Award. The performance goals may be tailored to meet specific objectives, and may relate to, without limitation, one or more of the following: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, operating profit or income, net income, operating income, net income margin, return on net assets, return on total sales, return on common equity, return on total capital, or total shareholder return. In addition, performance goals may relate to attainment of specified objectives by the Participant or by the Company or an affiliate, including a division or a department of the Company or an affiliate, or upon any other factors or criteria as the Board or Committee shall determine.

               (ii) CERTIFICATION OF SATISFACTION OF PERFORMANCE GOALS.
                    Following the completion of a period for which performance goals have been established, the Board or Committee shall certify the extent to which such goals have been achieved.

     (e) ANNUAL INCENTIVE AWARDS. An Annual Incentive Award entitles a Participant to receive a specified payout in common stock, deferred stock, restricted stock or a combination thereof (subject to approval of the Committee), if and when certain conditions are satisfied. To elect the payout of a portion of the award in common stock, the Participant must inform the Committee in writing prior to the start of the fiscal year to which it relates. The maximum annual formula bonus may be fixed at up to 100% of the Participant's base salary with the Board or Committee designating the percentage level of participation and maximum bonus for each officer of the Company while management designates the percentage level of participation and maximum bonus for other Participants.

     6.2 WRITTEN AGREEMENTS. Each Award granted under the Plan shall be evidenced by a written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant. Until such agreement has been entered into between the Company and the Participant, the Participant shall have no rights in any Award approved by the Board or the Committee.

     6.3 APPLICATION OF CODE SECTION 162(m). Code Section 162(m) prohibits a publicly-held corporation from taking a deduction for remuneration paid to certain employees in excess of $1,000,000. Code Section 162(m)(4)(C) provides that remuneration payable solely on account of the attainment of one or more performance goals is not counted toward this limitation, but only if certain conditions are satisfied. To the extent that any Award is intended to satisfy the exception contained in Code Section 162(m)(4)(C), the following shall apply to such Award:

     (a) DETERMINATION OF PERFORMANCE GOALS. The performance goals pursuant to which an Award is made must be determined by a committee of the Board comprised solely of two or more "outside directors," as that term is defined under Code Section 162 and the regulations thereunder (the "Outside Directors Committee"). The Committee may serve as the Outside Directors Committee if it meets these requirements. The performance goals established by the Outside Directors Committee must be objective, and remuneration intended to be excepted under Code Section 162(m)(4)(C) must be contingent upon the attainment of the performance goals.

     (b) APPROVAL OF PERFORMANCE GOALS. The material terms under which the remuneration is to be paid, including the performance goals, are disclosed to shareholders and approved by a majority of the vote in a separate shareholder vote before the payment of such remuneration.

     (c) CERTIFICATE OF SATISFACTION OF PERFORMANCE GOALS. The Outside Directors Committee must certify that the performance goals and any other material terms and conditions were in fact satisfied.


     (d) SATISFACTION OF CODE SECTION 162(m). In all other respects, the requirements of Code Section 162(m)(4)(C) and the regulations thereunder must be satisfied.


	                        ARTICLE VII

	                      PAYMENT FOR AWARDS

     7.1 GENERAL. Payments required, if any, upon a Participant's exercise of an Award under the Plan may be made in the form of: (i) cash; (ii) Company stock; (iii) a combination of cash and Company stock; or (iv) such other forms or means that the Board or Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and the Code, the Exchange Act, or other applicable laws or regulations.

	                       ARTICLE VIII

	       EFFECT OF TERMINATION OF EMPLOYMENT ON BENEFITS

     8.1 TERMINATION BY REASON OF DEATH. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant incurs termination of employment due to death:

     (a) Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereafter be fully exercisable (whether or not such Options or Stock Appreciation Rights were fully vested at the time of the Participant's death) by the deceased Participant's estate or by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance for a period of one year immediately following the date of death, or until the expiration of the Option or Stock Appreciation Right if shorter.

     (b) Any restrictions on shares of Restricted Stock shall lapse and the Participant shall be fully vested in the Restricted Stock.

     (c) The Participant shall receive a prorated payout of any Performance Stock Awards and Annual Incentive Awards. The prorated payout shall be determined by the Board or Committee, in their sole discretion, and shall be based upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

     8.2 TERMINATION BY REASON OF DISABILITY. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant incurs termination of employment due to disability:

     (a) Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereafter be fully exercisable (whether or not such Options or Stock Appreciation Rights were fully vested at the time the Participant became disabled) for a period of three years (except for incentive stock options, in which case the period shall be one year) immediately following the date of such termination of employment, or until the expiration of the Option or Stock Appreciation Right if shorter. The Participant's death at any time following such termination due to disability shall not affect the foregoing. In the event of termination due to disability, if an incentive stock option is exercised more than one year after such termination of employment (or such other time period as may apply under Section 422 of the Code), such Option shall thereafter be treated as a non-qualified stock option.


     (b) Any restrictions on shares of Restricted Stock shall lapse and the Participant shall be fully vested in the Restricted Stock.

     (c) The Participant shall receive a prorated payout of any Performance Stock Awards and Annual Incentive Awards. The prorated payout shall be determined by the Board or Committee, in their sole discretion, and shall be base upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

Unless otherwise defined in the agreement governing the grant of an Award,

"disability" shall mean a mental or physical illness or injury that entitles the Participant to receive benefits under the long term disability plan of the Company or a Subsidiary, or if the Participant is not covered by such a plan, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or a Subsidiary. Notwithstanding the foregoing, a "disability" shall not qualify under the Plan if it is the result of: (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred, while participating in a criminal offense. The determination of disability shall be made by the Committee. The determination of disability for purposes of the Plan shall not be construed as an admission of disability for any other purpose.

     8.3 VOLUNTARY TERMINATION BEFORE RETIREMENT OR TERMINATION FOR CAUSE. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant voluntarily terminates his or her employment before retirement or is terminated for cause:

     (a) Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall immediately terminate. The death or disability of the Participant after such a termination of employment shall not renew the exercisability of any Option or Stock Appreciation Right.

     (b) All shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Board or Committee shall have the discretion in whole or in part to waive any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

     (c) All Performance Stock Awards and Annual Incentive Awards shall be forfeited by the Participant to the Company.

Unless otherwise defined in the agreement governing the grant of an Award, "termination for cause" shall mean termination because of (i) any act or failure to act deemed to constitute cause under the Company's established practices policies or guidelines applicable to the Participant or (b) the Participant's act or omission constituting gross misconduct with respect to the Company or a Subsidiary in any material respect.

     8.4 OTHER TERMINATION. Unless otherwise provided in an agreement governing the grant of an Award or as determined by the Committee, if a Participant's employment terminates for any reason (including retirement) other than the reasons listed in Section 8.1 through 8.3 above:

     (a) Any unexpired and unexercised Options and/or Stock Appreciation Rights held by such Participant shall thereupon terminate, except that any such Option or Stock Appreciation Right, to the extent vested on the date of the Participant's termination, may be exercised by the Participant for a period of three years (except for incentive stock options, in which case the period shall be
             (3) three months) immediately following the date of such termination of employment, or until the expiration of the Option or Stock Appreciation Right if shorter. The death or disability of the Participant after such a termination of employment shall not extend the time permitted to exercise an Option or Stock Appreciation Right.

     (b) All shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Board or Committee shall have the discretion in whole or in part to waive any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

     (c) The Participant shall receive a prorated payout of any Performance Stock Awards and Annual Incentive Awards. The prorated payout shall be determined by the Board or Committee, in their sole discretion, and shall be based upon the length of time that the Participant held such Awards during the period for which performance is measured and the achievement of the established performance goals.

Unless otherwise defined in the agreement governing the grant of an Award, "retirement" shall mean the Participant's termination of employment after attaining either normal retirement age or the early retirement age as defined in the principal (as determined by the Board or Committee) tax-qualified plan of the Company or Subsidiary, and if the Participant is not covered by such a plan, then age 65, or age 55 with the accrual of 10 years of service.

                                   ARTICLE IX

	                       NONTRANSFERABILITY

     9.1 GENERAL. Unless otherwise provided in an agreement governing the grant of an Award, a Participant's rights shall be exercisable during the Participant's lifetime only by the Participant, and no Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; provided, that Options and Stock Appreciation Rights are transferable by will or pursuant to the laws of descent and distribution.


	                         ARTICLE X

	                  ADJUSTMENT PROVISIONS


    10.1 CHANGES IN CAPITALIZATION. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, split-up, spin-off, or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by or subject to each outstanding Award shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award shall not be changed.

    10.2 REORGANIZATION, SALE, ETC. Options granted hereunder may also contain provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation or similar circumstances.

     10.3 SUBSTITUTIONS AND ASSUMPTIONS. If the Company acquires an entity which has issued and outstanding stock options or other rights, the Company may substitute stock options or rights for options or rights of such entity, including options or other rights to acquire stock at less than 100% of the fair market price of the stock at grant. The number and kind of such stock options and other rights shall be determined by the Board or Committee and the total number of shares reserved for issuance under this Plan shall be appropriately adjusted consistent with such determination and in such manner as the Board or Committee may deem equitable to prevent substantial dilution or enlargement of the Awards granted to, or available for, present or future Participants of this Plan. The number of shares reserved for issuance pursuant to Article III may be increased by the corresponding number of options or other benefits assumed, and, in the case of a substitution, by the net increase in the number of shares subject to options or other benefits before and after the substitution.

	                      ARTICLE XI

	           AMENDMENT AND TERMINATION OF PLAN

    11.1 GENERAL. The Board, without further approval of the Company's shareholders, may amend the Plan from time to time or terminate the Plan at any time, provided that:

     (a) no action authorized by this Article shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant's consent; and

     (b) no amendment of the Plan shall, without the approval of the Company's shareholders, (i) increase the total number of shares of Common Stock that may be issued under the Plan or increase the amount or type of Awards that may be granted under the Plan; (ii) change the minimum purchase price, if any, of shares of Common Stock that may be made subject to Awards under the Plan; (iii) modify the requirements as to eligibility for an Award under the Plan; (iv) extend the term of the Plan; or (v) constitute a material revision of the Plan under the listing standards of the NYSE (or such other listing standards then applicable to the Company).


	                          ARTICLE XII

	                         MISCELLANEOUS

    12.1 UNFUNDED STATUS OF PLAN. It is intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Board or Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provides, however, that unless the Board or Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

    12.2 WITHHOLDING TAXES. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award or with respect to any exercise of any Option or Stock Appreciation Right granted under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company or other entity identified by the Board or Committee regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award or that is received upon the exercise of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. If the Participant disposes of shares of Common Stock acquired pursuant to an incentive stock option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

    12.3 NO GUARANTY OF EMPLOYMENT. Nothing herein shall be construed to constitute a contract of employment between the Company or Subsidiary and the Participant. Except as may be provided in a written contract, the Company or Subsidiary and each of the Participants continue to have the right to terminate the employment relationship at any time for any reason.

    12.4 CONTROLLING LAW. The Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company or a Subsidiary, including, without limitation, liability under Section 16(b) of the Exchange Act.

    12.5 HEADINGS. The headings contained in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan.

    12.6 SEVERABILITY. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.


    12.7 SUCCESSORS AND ASSIGNS. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

    12.7 ENTIRE AGREEMENT. This Plan and any agreements governing the grant of Awards hereunder to any Participant constitute the entire agreement with respect to the subject matter hereof with respect to such Participant, provided that in the event of any inconsistency between the Plan and any such agreement(s), the terms and conditions of the Plan shall control.